Exhibit 99.1

NEWS RELEASE

NCR Corporation Appoints Equifax CEO Mark W. Begor

to its Board of Directors

ATLANTA – February 27, 2020 – NCR Corporation (NYSE: NCR) today announced that it has named Equifax Chief Executive Officer Mark W. Begor to its Board of Directors.

Mr. Begor has been CEO of Equifax, a leading global data, analytics, and technology company, since 2018 and is leading a technology and security transformation. He had a 35-year career with General Electric Company (GE), holding a series of senior leadership positions, including President and CEO of GE Energy Management, GE Capital Real Estate and GE Capital Retail Finance (now Synchrony Financial). He was also a Partner at Warburg Pincus from 2016-2018.

“Mark brings a strong background of successful leadership and a diverse range of financial services, technology, manufacturing, and services experience to our Board,” said NCR Executive Chairman Frank R. Martire. “I am very pleased to welcome him to the NCR Board of Directors.”

“Mark is a proven leader who really gets how to drive efficiency with a growth mindset,” adds NCR President and Chief Executive Officer Michael D. Hayford. “His deep experience across operations, services, cybersecurity, M&A integration and technology will be very valuable as we focus our investments towards software, services and recurring revenue growth.”

Mr. Begor received a bachelor’s degree in Finance and Marketing from Syracuse University and an MBA from Rensselaer Polytechnic Institute.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading software- and services-led enterprise provider in the financial, retail and hospitality industries. NCR is headquartered in Atlanta, Ga., with 36,000 employees globally. NCR is a trademark of NCR Corporation in the United States and other countries.

Website: www.ncr.com

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News Media Contact

Cameron Smith

NCR Corporation

678.808.5313

cameron.smith@ncr.com

Investor Contact

Michael Nelson

NCR Corporation

678.808.6995

michael.nelson@ncr.com